Exhibit 99.1

ProPhase Labs Announces At-The-Market Equity Facility

DOYLESTOWN, Pennsylvania, September 23, 2020 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today announced that it has entered into an at-the-market (“ATM”) equity offering sales agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”), under which the Company may, from time to time, offer and sell shares of its common stock through AGP, as sales agent.

Sales of common stock, if any, under the Sales Agreement will be made by any method deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the Nasdaq Stock Market and such other sales as agreed upon by the Company and A.G.P. Sales may be made at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices and, as a result, sales prices may vary.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, product development and commercialization expenditures, and acquisitions of companies, businesses, technologies and products within and outside the consumer products industry.

The shares of common stock to be sold through the ATM facility will be offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC. Prospective investors should read the prospectus, the prospectus supplement and other documents the Company has filed with the SEC (some of which are incorporated by reference into the prospectus and prospectus supplement) for more complete information about the Company and the ATM facility. Copies of the prospectus, the prospectus supplement and the registration statement may be obtained, without charge, by visiting the SEC’s website at www.sec.gov or by contacting: A.G.P./Alliance Global Partners, at 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

Ted Karkus, Chairman and CEO of the Company stated “Earlier this month we also completed a debt financing which, when combined with our already-existing working capital, provided the Company with approximately $20 million of working capital (inclusive of the anticipated proceeds from the previously announced pending sale of the Company’s Doylestown, Pennsylvania facilities). This ATM facility provides us with enhanced flexibility and the ability to quickly access additional equity capital when market conditions are strong. Our increased access to capital enables the Company to pursue significant strategic transactions and opportunities.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described in this press release, nor will there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Forward-Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding the Company’s anticipated timing and use of the ATM facility and proceeds from the offering. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

About the Company

We are a manufacturing and marketing company with deep experience with OTC consumer healthcare products and dietary supplements. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111